FIRST AMENDMENT TO
DISTRIBUTION AGREEMENT

This first amendment (“Amendment”) to the Distribution Agreement (the “Agreement”) dated as of March 31, 2020 by and between Quasar Distributors, LLC (“Distributor”), Managed Portfolio Series (“Fund Company”) and Jackson Square Partners, LLC (“Adviser”) is entered into as of September 15, 2020 (the “Effective Date”).

WHEREAS, under the term and conditions of the Agreement as depicted in part in Exhibit B of the Agreement, Distributor holds the registered representative (“RR”) licenses of certain personnel of the Adviser.

WHEREAS, Distributor, Fund Company and Adviser (the “Parties”) no longer want Distributor to hold the RR licenses and desire to amend Exhibit B of the Agreement to remove any pricing and references to Distributor holding RR licenses; and

WHEREAS, Section 11 B. of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.Exhibit B of the Agreement is hereby deleted in its entirety and replaced by Exhibit B attached hereto to remove all references to pricing and RR licensing.

3.Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Wisconsin.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

MANAGED PORTFOLIO SERIES        QUASAR DISTRIBUTORS, LLC

By:     /s/ Brian Wiedmeyer          By:     /s/ Mark Fairbanks
Brian Wiedmeyer, President             Mark Fairbanks, Vice President

JACKSON SQUARE PARTNERS, LLC

By:     /s/ Sean Kreiger
Sean Kreiger, CCO

Exhibit B to the Distribution Agreement – Managed Portfolio Series

Quasar Distributors, LLC Regulatory Distribution Services Fee Schedule at September 15, 2020

Regulatory Distribution Annual Services Per Fund*
Base annual fee:
•$20,000

Default sales loads and distributor concession, if applicable, are paid to Quasar.

Standard Advertising Compliance Review
•$125 per communication piece for the first 10 pages (minutes if audio or video); $10/page (minutes if audio or video) thereafter.
•$125 FINRA filing fee per communication piece for the first 10 pages (minutes if audio or video; $10/page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces).

Expedited Advertising Compliance Review
•$600 for the first 10 pages (minutes if audio or video); $25/page (minutes if audio or video) thereafter, 24 hour initial turnaround.
•$600 FINRA filing fee per communication piece for the first 10 pages (minutes if audio or video); $50/ page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces).

Fund Fact Sheets
•Design - $1,000/fact sheet, includes first production
•Production - $500/fact sheet per production period
•All printing costs are miscellaneous expenses in addition to the design and production fees
•Websites, third party data provider costs, brochures, and other sales support materials – Project priced per Quasar proposal

Miscellaneous Expenses
Reasonable miscellaneous expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of shares, including, but not limited to:
•Typesetting, printing and distribution of prospectuses and shareholder reports
•Production, printing, distribution and placement of advertising, sales literature and materials
•Engagement of designers, free-lance writers, and public relations firms
•Postage, overnight delivery charges
•Record retention
•Travel, lodging and meals
*Subject to annual CPI increase, Milwaukee MSA.
Fees are calculated pro rata and billed monthly.

Adviser’s signature below acknowledges approval of the fee schedule on this Exhibit B as of the Effective Date.

By: Jackson Square Partners, LLC

By: /s/ Sean Kreiger
Sean Kreiger, CCO